Exhibit 4.50
FIRST AMENDMENT TO
THE RAGNAROK ONLINE SOFTWARE AGREEMENT
THIS AMENDMENT was entered into on this (9th) day of ( October ), 2007 (“Effective Date”), by Gravity Co.k Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its offices at 14th Meritz Tower, 825-2 Yeoksam-Dong, Kangnam-Gu, Seoul 135-934, Korea (“Licenor”), and Game Flier (Malaysis) SDN. BHD., a corporation duly organized and existing under the laws of Malaysia (“Malaysia”) and having its principle office at 9th Flr, Hei Tech Village, Persiaran Kewajipan, USJ 1,47600 UEP Subang Jaya, Selangor De, Malaysia (“Licensee”) and Soft-World International Corporation, a corporation duly organized and existing under the laws of Republic of China (Taiwan) and having its offices at F1., No 1-16 Kuo-Chien Road, Chien-Chen District, Kaohsiung 806, Taiwann, as the guarantor of financial responsibilities to Licensor by Licensee.(“Guarantor”) Licensor and Licensee being sometimes hereinafter referred to collectively as the “Parties”.
RECITALS
WHEREAS, the Parties has entered into RAGNAROK ONLINE LICENSE AGREEMENT on April 9th, 2006(“the Agreement”).
NOW, THEREFORE, the Parties agree as follows:
1. Extend the Term of the Agreement
The Parties agree to extend the term of the Agreement for Two (2) year (“Renewed Term”) from the expiration date with conditions stated below in this Amendment. The Newly extended term of the Agreement shall be from October 9th, 2007 to October 8th, 2009.
2. Payment
(1) Licensee Fee
Licensee shall pay Fifty Thousand United States Dollar (USD 50,000) to Licensor as License Extension Fees. The License Extension Fees shall be paid in two (2) equal arts according to the following schedule:

USD 25,000 payable within seven (7) business days from 15th Day of Febnruary, 2008. USD 25,000 payable within fourteen (14) business days from 15th Day of February, 2008.
(2) Royalty
Licensee shall pay to Licensor as Royalty thirty (30%) percent of Service-Sale Amount paid by End Users.
3. Technical Support Personnel
Licensee shall agree that the withdrawal of dispatched personnel by Licensor happens within two months after the Effective Date. Should the on-site support be needed from Licensor, the Licensee shall bear all of expenses for travel, lodging, food and other general expenses incurred from such support
4. Other Contents
Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.
IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

Gravity Co.,Ltd
By:
	Name:	Il Young, Ryu
	Title:	Chairman & CEO
Date:

Game Flier SDN. BHD.
By:
Name:
Title:
Date

Soft-World International Corporation
By:
Name:
Title:
Date